Exhibit 99.2

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in Millions)

Column A	Column B	Column C			Column D			Column E
		Additions			Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Charge to other accounts		Credited to costs and expenses		Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2009	$(7)	$(3)	$		$		$4	$(6)
Year ended June 30, 2008	(5)	(4)		-		-	2	(7)
Year ended June 30, 2007	(5)	(2)		-		-	2	(5)
Allowance for inventory obsolescence
Year ended June 30, 2009	(13)	(12)					15	(10)
Year ended June 30, 2008	(9)	(12)		-		-	8	(13)
Year ended June 30, 2007	(4)	(10)		-		-	5	(9)
LIFO allowance
Year ended June 30, 2009	(21)	(10)						(31)
Year ended June 30, 2008	(18)	(3)		-		-	-	(21)
Year ended June 30, 2007	(14)	(7)		-		3	-	(18)
Valuation allowance on deferred tax assets
Year ended June 30, 2009	(7)					1		(6)
Year ended June 30, 2008	(22)	-		-		15	-	(7)
Year ended June 30, 2007	(26)	-		(6)		10	-	(22)

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